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                                                                    EXHIBIT 10.7

                           PURCHASE AND SALE AGREEMENT
                              (RE: PEORIA STATION)

DATE:                 January 31, 2003

SELLER:               PEORIA SUNSET, L.L.C.,
                      AN ARIZONA LIMITED LIABILITY COMPANY
                      3131 E. CAMELBACK ROAD, #105
                      PHOENIX, AZ 85016
                      ATTN: RICHARD J. SODJA
                      TELEPHONE: (602) 277-4500

BUYER:                INLAND REAL ESTATE ACQUISITIONS, INC.,
                      AN ILLINOIS CORPORATION
                      2901 BUTTERFIELD ROAD
                      OAKBROOK, ILLINOIS 60523
                      ATTN: G. JOSEPH COSENZA
                      TELEPHONE: (630) 218-4948

ESCROW AGENT:         CHICAGO TITLE AND TRUST COMPANY, CHICAGO, ILLINOIS
                      171 North Clark
                      Chicago, Illinois
                      ATTN: Nancy Castro
                      Telephone: (312) 223-2209

PROPERTY:             That certain real property known as Peoria Station
                      Shopping Center located in Peoria, Arizona and located on the SWC of 67th Avenue and Peoria, Peoria, Arizona, all as more particularly described on EXHIBIT "A" attached to this Agreement, together with the buildings and other improvements and fixtures thereon and all tenements, hereditament, easements and other rights and privileges appurtenant thereto (the "Real Property"). The Real
                      Property consists of a seven (7) building complex situated on a site containing approximately 21.5 acres and containing approximately 141,051 net rentable square feet of existing occupied retail space (the "Existing
                      Improvements") and approximately 40,499 net rentable square feet of to be built retail space (the "Additional
                      Improvements").

     1. PURCHASE AND SALE. For and in consideration of the mutual promises, agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell to Buyer and Buyer agrees to purchase form Seller the Real Property together with all of Seller's right, title and interest in and to the following (collectively, the "Property"), subject to the terms and conditions of this Agreement:

          (a) All, if any, furniture, furnishings, equipment, tools, machinery, materials, supplies, replacement parts and other personal property of every kind and character, and all accessories and additions thereto, owned by Seller and located on the Real Property at Close of Escrow and used in connection with the operation of the Property (collectively, the "Personal Property").

          (b) The landlord's interest under all presently effective tenant leases and rental agreements relating to the Real Property and any new leases approved by Buyer in accordance with PARAGRAPH 10(b) hereof (collectively, the "Leases"). The Leases shall include those Leases described on EXHIBIT "B" attached hereto.

          (c) To the extent assignable, all presently effective service contracts, maintenance agreements and vendor's contracts entered into by Seller and relating to the Property except any which Buyer requests Seller to terminate at Closing (as defined below); (collectively, the "Service Contracts") on or before the expiration of the Feasibility Period, Buyer shall provide Seller with written notice of the Service Contracts which

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Buyer will require to be terminated. The Service Contracts which Buyer requests
Seller to terminate shall be terminated at Seller's sole cost and expense. The Service Contracts shall include only those Service Contracts described on EXHIBIT "C" attached hereto.

          (d) All, if any, warranties and guaranties relating to the Property (collectively, the "Warranties"). The Warranties shall include but not be limited to those Warranties described on EXHIBIT "D" attached hereto.

     2. ESCROW. The purchase and sale shall be closed through an escrow (the "Escrow") opened by the parties with Escrow Agent, "Opening of Escrow" shall occur on the day a fully executed copy, or executed counterparts, of a strict joint order escrow in the form attached hereto as EXHIBIT "E" and Buyer's Initial Earnest Money Deposit have been delivered to Escrow Agent.

     3. CLOSING DATE. Subject to the extension provided for in this PARAGRAPH 3 and in PARAGRAPH 14(c) hereof, the Escrow shall be closed and the purchase and sale transaction contemplated by this Agreement completed on November 1, 2003 or if sooner, within thirty (30) days after the leasing activities with respect to the Property would yield a Purchase Price as determined by the application of the Purchase Price Formula (defined below) of at least $25,865,137.42 (the "Target Purchase Price") (which date, or such other date as the parties may subsequently agree to as the date for Closing, as referred to herein as the "Closing," "Close of Escrow" or "Closing Date"). In the event that the Target Purchase Price has not been achieved by November 1, 2003, but a Purchase Price by such date equal to or greater than $25,365,137.42 as determined by the Purchase Price Formula (the "Minimum Closing Purchase Price") has been achieved, then a Closing shall occur. In the event that the Minimum Closing Purchase Price has not been achieved by November 1, 2003, then the Closing Date shall be extended to March 31, 2004, unless Seller notifies Buyer in writing on or before October 1, 2003 of its election not to extend the Closing Date. If Seller elects not to extend the Closing as provided in the preceding sentence, then the Closing Date shall be November 1, 2003. If, on the Closing Date (as extended if elected by Seller), the Purchase Price as determined by application of the Purchase Price Formula is less than $22,300,000,00, this Agreement shall be canceled, the Earnest Money Deposit shall be returned or refunded to Buyer and except for the indemnity provisions set forth in this Agreement, neither Seller nor Buyer shall have any further liability or obligation under this Agreement.

     4. PURCHASE PRICE. The Purchase price (the "Purchase Price") for the Property shall be determined by application of a formula set forth on EXHIBIT "F" attached hereto (the "Purchase Price Formula") and shall be payable as follows:

          (a) Two Hundred Fifty Thousand Dollars ($250,000.00), by corporate check, to be deposited by Buyer with Escrow Agent upon Opening of Escrow.

          (b) The balance of the Purchase Price in immediately available funds to Escrow Agent no later than 10.00 a.m. on the Closing Date.

          (c) In the event that the Target Purchase Price has not been achieved as of the Closing Date, then Buyer shall pay to Seller a sum in addition to the Purchase Price (the "Additional Purchase Price") determined in accordance with the earn out formula set forth on EXHIBIT "G" attached hereto and payable on the terms and conditions set forth on EXHIBIT "G" attached hereto.

     5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place any cash deposited by Buyer pursuant to PARAGRAPH 4(a) hereof, when received by Escrow Agent, in a Federally insured interest-bearing passbook or money market account on behalf of Seller and Buyer. The cash deposit together with all interest earned and accrued thereon (hereinafter referred to as the "Earnest Money Deposit") shall be applied as follows:

          (a) If Buyer cancels this Agreement as provided and allowed herein, the Earnest Money Deposit shall be paid to Buyer;

          (b) If the Earnest Money Deposit is forfeited by Buyer pursuant hereto, the Earnest Money Deposit shall be paid to Seller; and

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          (c)     If the escrow closes, the Earnest Money Deposit shall be
credited to Buyer, automatically applied against the Purchase Price and paid to Seller at Closing.

     6.   PRELIMINARY TITLE REPORT.

          (a) Escrow Agent has issued and delivered to Seller and Buyer a Preliminary title report (commitment for title insurance) concerning the Real Property, together with legible copies of all instruments referred to therein (collectively, the "Report"). The Report is to be preliminary to the extended coverage owner's policy or policies of title insurance to be issued through Fidelity National Title Insurance Company, 2390 E. Camelback Road, Suite 121, Phoenix, Arizona 85016, Attn: Patti Graham insuring Buyer's fee simple title to the Real Property in the amount of the Purchase Price. Seller shall be responsible for the premium for an extended coverage owner's policy in the amount of the Purchase Price, plus providing typical owner's declarations respecting the absence of mechanic's liens. The cost of all endorsements to the title policy shall be borne by Seller as provided below

          (b) Buyer shall have until the expiration of the Feasibility Period in which to advise Seller in writing either: (i) that the condition of title to the Real Property is acceptable; or (ii) of Buyer's objections to any easements, liens, encumbrances or other items, exceptions or requirements in the Report (except for real property taxes not due and payable which may constitute a lien on the Property) ("Buyer's Objections"). If Buyer's Objections are made within the time specified, Seller shall have until five (5) Business Days before the Closing Date within which to cure Buyer's Objections. Subject to the cure standards set forth in PARAGRAPH 8(d) hereof, Seller shall have the affirmation obligation to cure Buyer's Objections. If Seller should be unable to cure Buyers' Objections within such period of time, Seller shall notify Buyer of the same in writing within such period and Buyer shall have five (5) Business Days thereafter to either; (a) waive in writing the curing of such Buyer's Objections as Seller shall have been unable to cure; or (b) cancel this Agreement by written notice to Seller and Escrow Agent. In the event of such cancellation, the Earnest Money Deposit, shall be returned or refunded to Buyer and, except for the indemnity provisions set forth in this Agreement, neither Seller nor Buyer shall have any further liability or obligation under this Agreement. Buyer's failure either to give such a written waiver or to cancel this Agreement in writing within the time specified above shall be deemed an election by Buyer to waive such uncured Buyer's Objections and to close the escrow hereunder. If Buyer shall not have notified Seller of Buyer's Objections within the time specified above, Buyer shall be deemed to have approved of the condition of title as shown by the Report.

     7. AMENDMENTS TO TITLE REPORT. If, following the issuance of the Report, Escrow Agent should issue any amendment to the Report which shows or discloses any additional matters affecting the condition of title to the Property, Buyer shall have five (5) Business Days after its receipt of any such amendment within which to notify Seller as to whether or not the condition of title as affected by any such additional matters disclosed by such amendment, is acceptable to Buyer. If Buyer should fail to notify Seller within such five (5) day period, Buyer shall be deemed to have approved of the condition of title as affected by matters disclosed by such amendment. If Buyer should notify Seller within such five (5) day period that the condition of title as shown by matters disclosed by such amendment is not acceptable, Seller shall cure those matters affecting the condition of title as disclosed by such amendment and to complete such cure prior to the Closing Date. Subject to the cure standards set forth in PARAGRAPH 8(d) hereof, Seller shall have the affirmation obligation to cure Buyer's Objections. If Seller should be unable to cure such matters and to complete such cure prior to the Closing Date, Seller shall notify Buyer of the same in writing and Buyer shall have five (5) Business Days thereafter to either: (a) waive the curing of such matters or (b) cancel and terminate this Agreement. In the event of such cancellation, the Earnest Money Deposit shall be returned or refunded to Buyer and except for the indemnity provisions set forth in this Agreement, neither Seller nor Buyer shall have any further liability or obligation hereunder. Nothing contained in this PARAGRAPH 7 shall operate to extend the Closing Date, without the prior written consent of both Seller and Buyer, except as necessary to comply with the above notice periods.

     8.   SURVEY.

          (a) Seller shall cause to be delivered to Buyer within a commercially reasonable time after Opening of Escrow, a current ALTA/ASCM 1999 Survey with all Table A options and responsibilities (except topography) (the "Survey"). The cost of the Survey shall be borne by the Seller.

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          (b)     Buyer shall have until the later of the expiration of the
Feasibility Period or ten (10) Business Days after receipt of the Survey in which to advise Seller in writing either: (i) that the conditions of title to the Real Property is acceptable; or (ii) of Buyer's objections to any matters appearing on the Survey ("Buyer's Objections"). If Buyer's Objections are made within the time specified, Seller shall have until five (5) Business Days before the Closing Date within which to cure Buyer's Objections. Subject to the cure standards set forth in PARAGRAPH 8(d) hereof, Seller shall have the affirmation obligation to cure Buyer's Objections. If Seller should be unable to cure Buyer's Objections within such period of time, Seller shall notify Buyer of the same in writing within such period and Buyer shall have five (5) Business Days thereafter to either: (a) waive in writing the curing of such Buyer's Objections Seller shall have been unable to cure; or (b) cancel this Agreement by written notice to Seller and Escrow Agent. In the event of such cancellation, the Earnest Money Deposit shall be returned or refunded to Buyer and, except for the indemnity provisions set forth in this Agreement, neither Seller nor Buyer shall have any further liability or obligation under this Agreement. Buyer's failure to either give such a written waiver or to cancel this Agreement in writing within the time specified above, shall be deemed an election by Buyer to waive such uncured Buyer's Objections and to close the Escrow hereunder. If Buyer shall not have notified Seller of Buyer's Objections within the time specified above, Buyer shall be deemed to have approved of the Survey.

          (c) Upon completion of the Additional Improvements, Seller shall cause, at its sole cost and expense, the surveyor to prepare an amendment and update to the Survey which shows the completion of the Additional Improvements (the "Amended Survey"). Buyer shall have five (5) Business Days after its receipt of such Amended Survey within which to notify Seller as to whether or not the condition of title as affected by such additional matters disclosed by such Amended Survey, is acceptable to Buyer. If Buyer should fail to notify Seller within such five (5) day period, Buyer shall be deemed to have approved of the condition of title as affected by matters disclosed on such Amended Survey. If Buyer should notify Seller within such five (5) day period that the condition of title as shown by matters disclosed on such Amended Survey is not acceptable, Seller shall cure those matters affecting the condition of title as disclosed by such Amended Survey and to complete such cure prior to the Closing Date. Subject to the cure standards set forth in PARAGRAPH 8(d) hereof, Seller shall have the affirmation obligation to cure Buyer's Objections. If Seller should be unable to cure such matters and to complete such cure prior to the Closing Date, Seller shall notify Buyer of the same in writing and Buyer shall have five (5) Business Days thereafter to either: (i) waive the curing of such matters; or (ii) cancel or terminate this Agreement. In the event of such cancellation, the Earnest Money Deposit shall be returned or refunded to Buyer and except for the indemnity provisions set forth in this Agreement, neither Seller nor Buyer shall have any further liability or obligation hereunder. Nothing contained in this PARAGRAPH 8 shall operate to extend the Closing Date, without the prior written consent of both Seller and Buyer, except as necessary to comply with the above notice periods.

          (d) With respect to the Seller's cure requirements contained in PARAGRAPHS 6, 7 AND 8 hereof, Seller shall be obligated to use only its reasonable efforts to cure Buyer's objections to any matter described in PARAGRAPHS 6, 7 AND 8 hereof, but shall not be required to expend any funds in connection therewith. Notwithstanding the foregoing, Seller shall be required to use its best effort to cure: (i) Buyer's objections to encumbrances caused by the actions of Seller; or (ii) non-consensual monetary liens recorded against the Property, involving less than $100,000.00 in the aggregate.

     9. BUYER'S FEASIBILITY PERIOD. Buyer shall have until 5.00 p.m. Phoenix time on the date which is thirty (30) days prior to the Closing Date (the "Feasibility Period"), within which to conduct and approve, at Buyer's sole cost, any investigations, studies, or tests deemed necessary by Buyer with respect to the Property and Buyer's contemplated use thereof (the "Studies"). Seller grants to Buyer and Buyer's agents, employees, or contractors, the right to enter upon the Real Property during the term of this Escrow to conduct the Studies. In consideration therefore, Buyer agrees that in the event the Studies result in any physical damage to the Real Property. Buyer shall promptly repair, correct or pay for the same and in any event Buyer shall and does hereby agree to defend, indemnify and hold Seller harmless from any and all liabilities, claims, losses, or damages, including but not limited to court costs and reasonable attorney's fees, resulting from and relating from and relating to entry upon the Real Property before or after the date of this Agreement by Buyer, any agent of Buyer or any independent contractor or other person (including, without limitation, surveyors, engineers and other consultants) in connection with Buyer's due diligence investigation or review of the Property or otherwise related to Buyer's purchase of the Property. In conducting any Studies, Buyers shall not unreasonably interfere (or permit Buyer's employees, agents or contractors to interfere) with any tenants of the Property or any invitee of any such tenant, or with the ongoing operation of the Property. Buyer shall indemnify and hold harmless Seller for, from and against any claims, liabilities, costs or expenses assessed against Seller or incurred or expended by Seller relating to such interference.

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Notwithstanding any other provision hereof to the contrary, such indemnities shall survive the Close of escrow and any termination of this Agreement. Buyer shall notify Seller and Escrow Agent of Buyer's acceptance or disapproval of the Studies and the Property, which may be approved or disapproved in Buyer's sole discretion, in writing on or before the end of the Feasibility Period (the "Notice"). In the event of Buyer's disapproval, this Agreement shall be canceled. Buyer's failure to deliver to Seller the Notice before the expiration of the Feasibility Period shall be deemed to constitute Buyer's disapproval of the Studies and the Property; and an election by Buyer to cancel this Agreement. Upon any such cancellation, the Earnest Money Deposit shall be returned to Buyer and except for the indemnity provisions set forth in this Agreement, neither Seller nor Buyer shall have any further liability or obligation under this Agreement.

     10.  DOCUMENT DELIVERIES.

          (a) Seller has delivered to Buyer, at Seller's sole expense true and complete copies of all of the documents and other items described on EXHIBIT "H" hereto.

          (b) Buyer shall give written notice to Seller prior to the expiration of the Feasibility Period of any of the Service Contracts which Buyer wants terminated at Closing subject to PARAGRAPH 1(c), above.

          (c) Seller has delivered to Buyer a rent roll for the Real Property ( the " Rent Roll"). At the request of Buyer, Seller shall provide to Buyer from time to time during the term of the Escrow, an updated Rent Roll reflecting new leases entered into by Seller with respect to the Property.

The Rent Roll, as modified for any new leases entered into in accordance with PARAGRAPH 12(b) hereof, shall be certified as of the Closing Date by Seller to Buyer as true, correct and complete.

     11. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Seller warrants, represents, and covenants (with the understanding that Buyer is relying on these warranties, representations, and covenants) that:

          (a) Seller is a limited liability company, duly organized and validly existing under the laws of the State of Arizona.

          (b) Seller has full power, authority and legal right to execute, deliver and perform this Agreement and all other documents contemplated hereby and the execution, delivery and performance of this Agreement has been duly authorized by Seller.

          (c) To Seller's actual knowledge, there is no pending or threatened condemnation or similar proceeding affecting any part of the Real Property, and Seller has not received any notice of any such proceeding and has no actual knowledge that any such proceeding is contemplated.

          (d) Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

          (e) There are no attachments, executions, and assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Seller or pending against Seller or affecting or involving the Property.

          (f) To Seller's actual knowledge, there are no violations of laws, rules, regulations, ordinances, codes, covenants, conditions, restrictions, instructions, or agreements applicable to the Real Property. Seller has not received actual notices from any insurance companies, governmental agencies, or any other person with respect to violations concerning the Real Property. If any written notices of violations are received by Seller prior to Close of Escrow, Seller shall immediately submit copies to Buyer and Buyer's review and acceptance shall be a condition precedent to Close of Escrow.

          (g) To Seller's actual knowledge, there has been no production, discharge, disposal or storage on, from, or onto the Real Property or any lot or adjacent property, of any petroleum products or hazardous

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waste, hazardous materials, or other toxic substance or any activity which could have otherwise contaminated the Real Property, and there is no proceeding or inquiry by any governmental body with respect to contamination of the Real Property. Except as disclosed in any environmental assessment report delivered by Seller to Buyer in accordance with this Agreement, to Seller's actual knowledge, neither the Real Property nor any improvements or fixtures located on the Real Property contain any hazardous building materials or toxic substances, including, without limitation, asbestos, or PCB's, and the Real Property does not contain and has never contained any underground tank.

          (h) To Seller's actual knowledge: (i) the Leases are in full force and effect; (ii) there are no defaults by tenants under the Leases; (iii) with respect to the Leases no rents have been paid more than thirty (30) days in advance; (iv) all rents under Leases are being paid on a current basis with no concessions, abatements or offsets; (v) no brokerage commissions are due in connection with the Leases; and (vi) with respect to each Lease, all uses are conforming with all applicable laws and restrictions of record and in other Leases.

          (i) Seller, at its sole cost and expense, shall cause the Additional Improvements to be completed on a lien free basis; and in a good and workmanlike manner in accordance with the Plans and Specifications (defined below) and all applicable laws.

          (j) To Seller's actual knowledge, Seller has not received any actual written notice of any special assessments or condemnation matters existing or threatened with respect to the Property.

          (k) Seller agrees to cooperate fully with Buyer and Buyer's representative in all material respects and to make available and disclose in a timely manner that Buyer requests in writing to evaluate the Property including the audit of at least one (1) year of Property operating statements, and Seller agrees to reasonably cooperate with such audit. Such audit shall be at Buyer's sole cost and expense.

For purposes of this PARAGRAPH 11, Seller shall be deemed to have actual knowledge only of matters actually known by the following named individuals; Richard J. Sodja and William M. Dutton. Such individuals shall have a duty to review their own files for purposes hereof (including any company files he normally uses in the course of his duties), and shall be charged with knowledge of any matters contained therein, but shall not have a duty to make any additional investigation or inquiry. Seller represents and warrants that the individuals named herein are its employees and/or agents with primary responsibility for, and knowledge of, the Property, and those most likely to have actual knowledge thereof, if it is later adjudged (by any court of competent jurisdiction or arbitrator) that any other party should have been included in this list under the standards set forth herein, such party shall be deemed to have been included here, and Seller charged with such party's knowledge.

If, prior to the Closing, Seller learns of any change facts that would make any of the foregoing representations and warranties incorrect, it shall immediately notify Buyer in writing, specifying such facts; at such Closing, Seller shall re-certify as to these matters, subject to any such changes. To the extent that Buyer learns of any facts prior to such Closing that are inconsistent with the foregoing representations and warranties, Buyer shall so inform Seller and such matters shall constitute exceptions to said representations and warranties.

     12. "AS IS" SALE. Buyer acknowledges that except for and subject to the representations, warranties and covenants of Seller set forth in this Agreement, Buyer is purchasing the Property in "AS IS" condition with all faults based solely upon Buyer's inspections, tests, investigations, analysis and review of the Property. Buyer further acknowledges that except for the representations, warranties and covenants of Seller set forth in this Agreement, Buyer is not relying upon any representations and warranties of any kind, whether express or implied, of Seller or any employees, consultants, brokers or agents of Seller including, but not limited to, representations or warranties relating to the physical condition of the improvements, the existence or non-existence of hazardous materials or substances, valuation, leases, market conditions or economic projections, development rights, taxes, the condition of title (including any covenants, conditions and restrictions), water or water rights, topography, drainage, soil or sub-soil conditions, utilities, and compliance with zoning, environmental and building laws, rules, regulations and codes affecting the Property, including without limitation, compliance with the Americans With Disabilities Act.

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     13.  CONTINUED OPERATION.

          (a) Seller shall continue to operate the Property during the term of this Agreement in accordance with Seller's past management practices and will maintain the Property in accordance with past management practices subject to normal depreciation and wear and tear, destruction by casualty or other acts or events over which Seller has no reasonable control.

          (b) During the term of the Escrow, Seller shall not enter into any new lease with respect to the Real Property or modify or terminate any existing Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed and shall be deemed given if Buyer does not deliver to Seller a written notice of its disapproval stating the reasons therefore within five (5) Business Days of request for approval of a new lease or a lease modification. Buyer shall be required to approve of all new leases and modifications of existing leases, if the following criteria are satisfied:
(i) with respect to new leases, the lease is on the standard form lease which Buyer has previously approved; (ii) the rental rate is at or above $18.00 per square foot on a triple net basis (full five percent (5%) management fee, real estate taxes, insurance and CAM passed through to the tenant plus a fifteen percent (15%) administration fee); (iii) tenant improvement allowance does not exceed $20.00 per net rentable square foot; (iv) leasing commission does not exceed $5.00 per net leasable square foot on new leases; (v) the lease term is a minimum of three (3) years; (vi) the tenant is a bonafide third party; (vii) the tenant is creditworthy with reasonable financial strength, as determined in Buyer's commercially reasonable opinion; (viii) the Buyer is provided with a certified copy of the lease and tenant financial statements; and (ix) the proposed use of the leased premises is compatible with other uses at the Property and such use does not violate any covenants or restrictions of record or contained in any existing Lease.

          (c) All broker's commissions and the cost of tenant improvements incurred in connection with any new or modified leases entered into after the Opening of Escrow shall be paid by Seller.

          (d) On or before the Closing Date, Seller shall obtain from Richard J. Sodja ("Sodja") a personal guaranty by Sodja of the payment and performance of a Capital Academic, L.L.C. ("Academic") of its obligations under Academic's lease with Seller (the "Academic Lease"). Such guaranty shall be for a period of three (3) years from the Closing Date or if later, the date Academic is first obligated to pay rent under the Academic Lease.

     14.  SHOPPING CENTER ADDITION

          (a) The Closing is contingent upon the satisfaction by Seller of the following conditions:

                  (i) Seller completing construction of the Additional Improvements substantially in accordance with the plans and specifications listed on EXHIBIT "H" attached hereto (the "Plans and Specifications"). Notwithstanding the foregoing, Seller shall have the right to modify the Plans and Specifications and construct the Additional Improvements in accordance with such modifications, if such modifications are required by the City of Peoria as a condition to issuing certificates of occupancy for the Additional Improvements. Seller shall immediately advise Buyer of any material changes to the Plans and Specifications required by the City of Peoria.

                  (ii) Final certificates of occupancy have been issued by the City of Peoria, Arizona for the Additional Improvements; provided, however, with respect to that portion of the Additional Improvements for which tenant improvements have not been completed Seller shall be required to only provide a certificate of occupancy in shell condition.

          (b) Seller shall exercise commercially reasonable efforts to cause the construction of the Additional Improvements to be complete substantially in accordance with the Plans and Specifications and the final certificates of occupancy obtained for the Additional Improvements as provided in paragraph 14(a) (the "Completion of Construction") on or before November 1, 2003(the "Completion Date").

          (c) In the event that Seller is unable to achieve Completion of Construction by the Completion Date, then the Completion Date shall be extended to March 1, 2004 (the "Extended Completion Date"). In the event that the Completion Date is extended, then the Closing Date shall be extended to the date which is ten (10) Business Days after the Completion of Construction. In the event of a delay in Completion of Construction

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caused by force majeure (e.g., war, acts of God, strikes, weather, etc.) the
Completion Date and the Extended Completion Date shall be extended by one (1) day for each day the Completion of Construction was delayed by force majeure.

          (d) Seller shall be responsible for all construction matters pertaining to the shell construction of the Additional Improvements. Seller shall be responsible for all construction matters pertaining to the tenant improvements to the Additional Improvements to the extent that such tenant improvements relate to Leases accounted for in calculating the Purchase Price.

          (e) Seller shall be responsible for all leasing commission incurred by Seller with respect to Leases accounted for in calculating the Purchase Price.

     15. CONDITIONS PRECEDENT. Buyer's obligations under this Agreement are contingent upon satisfaction, in the sole discretion of Buyer, of the following express conditions precedent:

          (a) As of the Closing Date: (i) each covenant and obligation of Seller hereunder shall have been performed; and (ii) each representation and warranty of Seller hereunder shall be true and correct.

          (b) Seller shall use its reasonable efforts to obtain and deliver to Buyer on or before the Closing Date estoppel certificates and subordination and non-disturbance agreements from all of the tenants under Leases. The estoppel certificates (the "Estoppel Certificates") and subordination and non-disturbance agreements (the "SNDA's") shall be in the form of the Tenant's Estoppel Certificate and SNDA attached hereto as EXHIBIT "J" and shall be duly executed by the tenant. In the event Seller fails to timely deliver the Estoppel Certificates and SNDA's or in the event Buyer is not satisfied reasonably with the responses in the Estoppel Certificates and SNDA's, Buyer shall have the right to cancel this Agreement by written notice (the "Cancellation Notice") to Seller and Escrow Agent on or before the first to occur of: (i) the Closing Date; or (ii) the date which is five (5) Business Days after Seller delivers to Buyer the Estoppel Certificate or SNDA with which Buyer is not satisfied. Upon such cancellation, the Earnest Money Deposit shall be returned to Buyer. Buyer agrees that it will approve the Estoppel Certificates if they: (i) do not include any claim that the landlord is in default under the corresponding lease;
(ii) do not disclose any other material adverse matters or any amendments or modifications to their respective leases not disclosed by Seller to Buyer; and
(iii) does not disclose any matter which would require landlord obligations or payments not contained in the Leases. In the event Buyer is not reasonably satisfied with the responses in the Estoppel Certificates, Buyer may elect as an alternative to delivering the Cancellation Notice, to require Seller to exercise its reasonable best efforts to cure all Buyer objections to the Tenant Estoppel Certificates; provided, however, that: (i) such Buyer objections will not, in the aggregate, cost Seller more than $50,000.00 to cure; and (ii) such Buyer objections are based upon an alleged breach by Seller of a specific provision of a Lease.

          (c) The satisfaction or waiver by Buyer of the contingencies set forth in PARAGRAPH 14 hereof.

          (d) Escrow Agent is committed at Close of Escrow to issue to Buyer the Title Policy in the amount of the Purchase Price subject only to those matters approved or deemed approved by Buyer in accordance with PARAGRAPH 6 AND 7 hereof (the "Permitted Exceptions").

     16.  DELIVERY OF CLOSING DOCUMENTS.

          (a) At Close of Escrow, Seller shall execute and acknowledge, as appropriate, the following documents and deliver the documents to Escrow Agent.

                  (i) A special warranty deed (the "Deed") (in the form attached as EXHIBIT "J" to this Agreement) conveying to Buyer fee simple title to the Real Property.

                  (ii) A bill of sale (in the form attached as EXHIBIT "K" to this Agreement) conveying to Buyer, all of Seller's interest in the Personal Property and the Warranties.

                  (iii) An assignment of leases (in the form attached as EXHIBIT "L" to this Agreement) assigning to Buyer all of Seller's right, title and interest in and to the Leases.

                  (iv) An assignment of service contracts (in the form attached as EXHIBIT "M" to this Agreement) assigning to Buyer such Service Contracts, except for those Service Contracts Buyer requests Seller to terminate as provided in PARAGRAPH 1(c) hereof.

                  (v) If requested by Buyer, a notice to the tenants under the Leases, in a form acceptable to Buyer, notifying the tenants of the sale of the Property by Seller to Buyer.

                  (vi)    An Affidavit of Value, as required by Arizona law.

                  (vii)   A Non-Foreign Person Affidavit in compliance with
Section 1445 of the Internal Revenue Code, as amended.

                  (viii) The Rent Roll, certified by Seller to Buyer as true, correct and complete.

                  (ix) Such other documents as are reasonably requested by Buyer, without cost to Seller and such other documents required by this Agreement.

          (b) At Close of Escrow, Buyer shall deliver to Escrow Agent the following:

                  (i) The balance of the Purchase Price, in the manner provided in PARAGRAPH 4 above, after taking into account any interest earned on the Earnest Money Deposit.

                  (ii) An assignment of leases (in the form attached as EXHIBIT "L" to this Agreement) by which Buyer accepts Seller's landlord's interest under the Leases and assumes the duties and obligations of the landlord thereunder.

                  (iii) An assignment of Service Contracts (in the form attached as EXHIBIT "M" to this Agreement) assigned by Seller to Buyer assuming the duties and obligations of Seller thereunder.

                  (iv)    An affidavit of Value, as required by Arizona law.

                  (v) Such other documents as are reasonably requested by Seller, without cost to Buyer and such other documents required by this Agreement.

          (c) Upon Closing, Seller shall deliver to Buyer possession of the Property, subject to the rights of tenants under the Leases.

     17. CLOSING COSTS. The following closing costs shall be paid by Seller and/or Buyer as provided below:

          (a) Seller shall pay the premium for the Title Policy. Seller shall pay for any endorsements Buyer requests be added to the Title Policy.

          (b)     Seller shall pay for the cost of the Survey and the Amended
Survey.

          (c) Buyer and Seller shall each pay one-half (1/2) of Escrow Agent's escrow fees.

          (d) Buyer shall pay any penalty or other termination fee or forfeited deposit under any of the Service Contracts which Buyer has elected to have Seller terminate at Closing pursuant to PARAGRAPH 1(c) above.

          (e)     Each party shall pay its own attorneys' fees.

          (f) Except as otherwise provided herein, all other Escrow and closing costs, including recording fees, shall be allocated to and paid by Seller or Buyer in accordance with the manner in which such costs are customarily paid by sellers and buyers of similar properties in Maricopa County, Arizona as determined by Escrow Agent.

     18. CLOSING ADJUSTMENTS AND PRORATIONS. The following items shall be adjusted or prorated as follows between Seller and Buyer as of the close of Escrow based on a twelve (12) month year of thirty (30) days each:

          (a) Rents received by Seller from tenants of the Property for a period overlapping the Closing shall be prorated based upon the actual rent paid. If any tenant is in arrears in the payment of rent at Closing, rents received from such tenant after the Closing (unless specified by such tenant paying the rent) shall be applied by Buyer in the following order of priority:
(i) first, to the current month in which rent is due Buyer; (ii) then, to any rents owed for prior months due Buyer; and (iii) then to any future rents due Buyer. If rents or any portion thereof received by Seller or Buyer after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, out-of-pocket costs and collection expenses (but not overhead) shall be promptly paid to the other party. Seller reserves the right to collect directly from tenants under Leases all rents for months prior to the month in which Closing occurs without any remedies against the leased premises or Buyer.

          (b) Each party shall pay all applicable transaction privilege taxes on rents received by such party. In particular, each party shall pay the transaction privilege taxes due with respect to the portion of the rents prorated to each party for the month in which Closing occurs.

          (c) Seller shall be debited and Buyer credited for an amount equal to all unforfeited security or other deposits paid to Seller by current tenants of the property and any prepaid rents held by Seller for periods subsequent to Close of Escrow.

          (d) Any deposits or bonds posted by Seller for utility services to the Property (including, but without limitation, utility deposits posted with the City of Peoria for water service and Salt River Project for electrical service) shall be returned to Seller, or if Seller permits any deposits to be transferred to Buyer, Seller shall receive a credit in the amount of the deposit and Buyer shall be debited for the amount of the deposit.

          (e) All operating expenses of the Property, including, without limitation, public utility charges, maintenance, management and other service charges, and all other normal operating charges with respect to the Property, shall be prorated and adjusted at Closing. Seller shall pay all operating expenses of the Property accruing prior to Close of Escrow, and Buyer shall pay all operating expenses of the Property accruing after Close of Escrow. Seller shall reconcile with all tenants all tenant recovery income items and reimbursable expenses including, but not limited to, all operating expenses at the Property from the date of the last reconciliation through the date of Closing and Seller shall deliver Buyer not less than five (5) days prior to Closing a copy of each tenant's reconciliation statement plus copies of all related expense invoices. If any tenant is not required to reconcile prior to the end of the calendar year in which the Closing occurs and otherwise refuses to reconcile as of the date of Closing Buyer shall receive a credit for all credit balances in tenant operating expenses accounts for each lease and Seller shall retain liability for all refunds to tenants under Leases for refunds of operating expenses charges for years prior to the year in which Closing occurs if such refunds are identified by post-closing audits by such tenants, provided, however, maximum aggregate liability of Seller for such refunds under this PARAGRAPH 18(c) shall not exceed the sum of Fifty Thousand Dollar ($50,000.00). Buyer shall exercise reasonable business judgment in settling tenant refund claims.

          (f) Property taxes relating to the Property shall be prorated based on the tax statement for the Property for the most recent half-year assessment period.

     19. EMINENT DOMAIN - CONDEMNATION. If, prior to Closing, the Property or any part thereof becomes subject to a condemnation proceeding, Seller, immediately upon learning of same, shall give written notice to Buyer. Thereafter, Buyer shall have a period of fifteen (15) days within which to elect, by written notice to Seller, to terminate this Agreement. Upon such termination, all deposits made pursuant to this Agreement, including the Earnest Money Deposit, shall be returned to Buyer, and this Agreement shall thereupon be canceled and of no further force or effect and neither Buyer nor Seller shall have any further obligation or liability hereunder. If no such election is timely made, Buyer shall be considered to have waived its termination right under this Section and the transaction shall close as scheduled; provided, however, that Buyer shall be entitled to receive all proceeds of any condemnation award subject to any rights of tenants under Leases.

     20.  RISK OF LOSS.

          (a) Seller, at its sole expense, shall maintain in full force and effect, through and including the Closing Date, all policies of insurance now in force insuring the Property against loss from damage or destruction. Seller assumes all risks and liabilities for loss, damage, destruction or injury by fire, storm, accident or any other casualty to the Property from all causes until the Closing, except those arising as a result of activities of Buyer and Buyer's employees, agents and contractors.

          (b) In the event of any damage or destruction prior to Closing estimated by Seller and Buyer in good faith to cost in excess of $100,000.00 to repair, Seller shall so notify Buyer and Buyer shall have the option to (i) terminate this Agreement by notice thereof to Seller, in which case this Agreement shall be of no further force or effect and the Earnest Money Deposit shall be promptly returned to Buyer or (ii) close this transaction. If Buyer elects to close this transaction, Buyer shall be entitled to receive the full amount of any proceeds of insurance payable on account of the damage or destruction, and Seller shall assign to Buyer all claims against third parties with respect to the damage or destruction.

          (c) For any damage or destruction estimated by Seller and Buyer in good faith to cost less than $100,000.00 to repair, Seller shall so notify Buyer and the transaction shall close as scheduled with Seller either repairing the damage at Seller's cost and expense or with Buyer receiving a credit a closing equal to the cost of the repairs, as determined by a qualified, independent third party selected by Seller, not completed by Seller, and in either case, Seller shall be entitled to collect all insurance proceeds payable with respect to the damage or destruction.

     21.  DEFAULT.

          (a) SELLER'S REMEDIES. If Buyer fails to close as required under this Agreement, then Seller shall be entitled as its sole and exclusive remedy to terminate this Agreement and the Escrow and receive (and Escrow Agent shall deliver to Seller) the Earnest Money Deposit as consideration to Seller for acceptance of this Agreement and holding the Property off the market and as Seller's and Buyer's good faith estimate of the liquidated damages, and not as a penalty, that may be sustained by Seller as a result of Buyer's breach; provided, however, that nothing in this paragraph shall be deemed to limit Buyer's liability for its indemnities under this Agreement or to limit Seller's remedies with respect thereto.

          (b) BUYER'S REMEDIES. In the event Seller refuses or fails to satisfy its obligations hereunder and resolve contingencies and satisfy conditions as required of it hereunder, or in the event all contingencies or conditions to closing reserved for Buyer's benefit have been satisfied or waived and Buyer has tendered complete performance on or before the Closing Date, but Seller nevertheless refuses or fails to convey title to the Property and close the transaction contemplated hereby in accordance with the terms of this Agreement, Buyer may elect one or more of the following remedies: (i) terminate this Agreement and the escrow established hereby and receive a return of Buyer's Earnest Money Deposit; or (ii) institute legal proceedings against Seller for specific performance of Seller's obligations hereunder. Instead of electing a specific performance remedy as provided in PARAGRAPH 21(b)(ii) above, Buyer may elect alternatively to pursue a damage remedy against Seller for Buyer's actual out-of-pocket expenses in an amount not to exceed $250,000.00. Buyer shall not be entitled to recover punitive, special or consequential damages against Seller. Nothing contained in this PARAGRAPH 21(b) shall limit Buyer's remedies with respect to a breach of a representation or warranty contained in PARAGRAPH 11 hereof which breach was discovered by Buyer after Closing.

     22.  REAL ESTATE COMMISSIONS.

          (a) Seller and Buyer represent and warrant to each other that they have not dealt with any broker or finder in connection with the transaction which is the subject matter of this Agreement. Seller and Buyer each agree to indemnify and hold harmless the other from and on account of any claims, demands, damages or expenses, including but without limitation reasonable attorneys' fees and costs, which the indemnitee may suffer or incur on account of any claims or demands for broker's commission or finder's fee arising out of or based upon the acts of the indemnitor with respect to the transaction which is the subject matter of this Agreement. The foregoing indemnities shall survive the Closing and any termination or cancellation of this Agreement.

          (b) Buyer acknowledges and Seller hereby provides notice that Seller and the members of Seller are, or may be, licensed real estate brokers and/or agents.

     23. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement (and in any instrument delivered by or on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby) are true on and as of the date so made, will be true in all material respects on and as of the Closing Date, and will survive Close of Escrow and execution, delivery, and recordation of the Deed for a period of twelve (12) months. In the event that any representation or warranty by a party is untrue, the other party shall have all rights and remedies available at law, in equity, or as provided in this Agreement.

     24. BETHANY SUNSET PURCHASE AGREEMENT. Bethany Sunset, L.L.C. ("Bethany Sunset"), an affiliate of Seller is in the process of negotiating a ground lease (the "Ground Lease") with Wal-Mart Stores, Inc., a Delaware corporation ("Wal-Mart") for certain real property located on the northeast corner of Bethany Home Road and 35th Avenue in the City of Phoenix, Arizona. Assuming that Bethany Sunset successfully consummates the Ground Lease with Wal-Mart, within five (5) Business Days after the Ground Lease is executed by both Bethany Sunset and Wal-Mart, Seller shall cause Bethany Sunset to enter into a purchase agreement with Buyer to purchase the shopping center of which the Ground Lease is a part. The failure of Bethany Sunset to enter into the purchase agreement, as provided in the preceding sentence, shall constitute a default hereunder. Such purchase agreement shall be in the form of Exhibit "N" attached hereto and by this reference made a part hereof.

     25.  MISCELLANEOUS PROVISIONS.

          (a) ASSIGNMENT/NOMINATION. Buyer may assign this Agreement and all of its rights and obligations hereunder provided Seller provides prior written approval, in Seller's sole discretion, to such assignment. Buyer shall have the right to assign this Agreement to any entity formed and sponsored by the Buyer, without the consent of Seller. No assignment by Buyer shall relieve Buyer of its obligations under this Agreement. Buyer shall have the right to nominate an individual or entity other than Buyer to take title to the Property on the Closing Date and Seller shall have no right to object to such nomination, if applicable.

          (b) NOTICES. Any notice, consent, approval, waiver or election that a party is required or permitted to make or give under this Agreement shall be in writing and either hand delivered, sent by overnight courier (such as Federal Express), facsimile, or sent by United States certified mail, postage prepaid, return receipt requested, and shall be effective if hand delivered or sent by facsimile, upon delivery, if sent by overnight courier, the day after delivery to the courier, or if sent by United States mail in the manner provided above, on the third (3rd) day after deposit in the mail. All such communications shall be addressed to the respective parties at the addresses below:

     If to Seller:            PEORIA SUNSET, L.L.C.,
                              An Arizona limited liability company
                              3131 E. Camelback Road, #105
                              Phoenix, Arizona 85016
                              ATTN: Richard J. Sodja
                              (Fax: (602) 277-4500)

     With a copy to:          Michael J. Montgomery, Esq.
                              Michael J. Montgomery, P.C.
                              29220 N. 156th Street
                              Scottsdale, Arizona 85262
                              (Fax: (480) 471-7176)

     If to Buyer:             INLAND REAL ESTATE ACQUISITIONS, INC.,
                              An Illinois corporation
                              2901 Butterfield Road
                              Oakbrook, Illinois 60523
                              ATTN: G. Joseph Cosenza
                              (Fax: (630) 218-4935)

     With a copy to:          The Inland Real Estate Group, Inc.
                              2901 Butterfield Road
                              Oakbrook, Illinois 60523
                              ATTN: Gary Pechter, Esq.
                              (Fax: (630) 218-4900)

                                         and

     If to Escrow Agent:      CHICAGO TITLE AND TRUST COMPANY, CHICAGO, ILLINOIS
                              171 N. Clark Street
                              Chicago, Illinois 60601
                              ATTN: Nancy Castro
                              (Fax: (312) 223-2108)

Either party may from time to time change the address to which notice shall be sent to that party by giving notice in the manner provided above to the other party. Any notice given that does not conform to this PARAGRAPH 25(b) shall be effective only if and when received.

          (c) COMPLETE AGREEMENT. No verbal statements or conversations between the parties hereto or their representatives occurring either before or after the execution of this Agreement shall be construed as having any bearing or effect upon this Agreement or any portion thereof, it being understood that this written Agreement evidences the complete and final agreement between the parties hereto. Specifically, the parties agree that this Agreement supersedes all prior discussions, negotiations, understandings or the like between or among Seller and Buyer concerning the sale and purchase of the Property. This Agreement may not be amended or otherwise modified except in writing signed by both parties, and any attempt at oral modification of this Agreement shall be ineffective and void.

          (d) HEADINGS. Section headings have been inserted into this Agreement only as a matter of convenience and are not to be considered in interpreting the terms and provisions of the Agreement.

          (e) BINDING EFFECT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          (f) TIME OF ESSENCE. Time is of the essence of each and every term, provision, covenant and obligation of the parties under this Agreement.

          (g) SEVERABILITY OF PROVISIONS. Each term and provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision of this Agreement is held to be invalid, such invalidation shall not invalidate the remaining terms and provisions of this Agreement.

          (h) COUNTERPARTS. This Agreement may be executed through use of counterparts and when so executed, the counterparts shall be considered for all purposes to be a single instrument.

          (i) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Arizona.

          (j) SURVIVAL. The indemnities and provisions for adjustments to be made after Closing set forth in this Agreement (including, in particular, but without limitation, the provisions of PARAGRAPH 18(a) for the application of rent received after Closing from a tenant in arrears in the payment of rent at Closing) shall survive Closing.

          (k) CONSTRUCTION. The parties acknowledge that each party has reviewed this Agreement and had the opportunity to have legal counsel and investment advisors review the Agreement on behalf of each party and that the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be resorted to in the interpretation of this Agreement.

          (l) BUSINESS DAYS. If the final day of a period or the date for performance by a party under this Agreement falls on a Saturday, Sunday or legal holiday (either federal or in Arizona), then the final day of the period or the date for performance shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

          (m) ESCROW INSTRUCTIONS. This Agreement shall also constitute instructions to Escrow Agent. If Escrow Agent requires Buyer and Seller to execute its standard form escrow instructions, Seller and Buyer shall do so, provided the same are modified appropriately to reflect the terms of this Agreement, but in the event of a conflict between this Agreement and Escrow Agent's standard form printed escrow instructions, the terms and provisions of this Agreement shall prevail.

          (n) ATTORNEY'S FEES. If litigation evolves between the parties concerning this Agreement, the unsuccessful party shall pay to the prevailing party all costs of suit, including reasonable attorney's fees.

          (o) WAIVERS. No waiver of any term or provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided elsewhere in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any term or provision of this Agreement intended for its benefit.

          (p) EXHIBITS. The following exhibits are attached to and incorporated in full into this Agreement.

     Exhibit "A"  -  Legal Description
     Exhibit "B"  -  Description of Leases
     Exhibit "C"  -  Description of Contracts
     Exhibit "D"  -  Description of Warranties
     Exhibit "E"  -  Form of Joint Order Escrow
     Exhibit "F"  -  Purchase Price Formula
     Exhibit "G"  -  Earn Out Formula
     Exhibit "H"  -  Description of Delivery Documents
     Exhibit "I"  -  Form of Estoppel Certificate
     Exhibit "J"  -  Form of Special Warranty Deed
     Exhibit "K"  -  Form of Bill of Sale
     Exhibit "L"  -  Form of Assignment of Leases
     Exhibit "M"  -  Form of Assignment of Service Contracts
     Exhibit "N"  -  Form of Bethany Purchase Agreement

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above stated.

SELLER:

PEORIA SUNSET, L.L.C.,
AN ARIZONA LIMITED LIABILITY COMPANY

BY: /s/ William M. Dutton
    -------------------------------------
    WILLIAM M. DUTTON, MEMBER

BY: /s/ Richard J. Sodja
    -------------------------------------
    RICHARD J. SODJA, MEMBER

BUYER:

INLAND REAL ESTATE ACQUISITIONS, INC.
AN ILLINOIS CORPORATION

BY: /s/ G. Joseph Cosenza
    -------------------------------------
    G. JOSEPH COSENZA
    ITS: PRESIDENT

                                                         Order No.: 76003106 - C

                                    EXHIBIT A

PARCEL NO. 1:

Lot 1B, of PEORIA STATION, according to Book 296 of Maps, page 45 and Affidavit of Correction recorded in Instrument No. 87-222364, records of Maricopa County, Arizona, more particularly described as follows:

A parcel of land located in the Northeast quarter of the Northeast quarter of
Section 25, Township 3 North, Range 1 East of the Gile and Salt River Base and Meridian, Maricopa County, Arizona, being further described as follows:

COMMENCING at the Northwest corner of the Northeast quarter of the Northeast quarter of said Section 25;
THENCE North 88 degrees 22 minutes 53 seconds East, a distance of 266.78 feet; THENCE South 01 degrees 37 minutes 07 seconds East, a distance of 55.00 feet to the TRUE POINT OF BEGINNING;
THENCE South 01 degrees 37 minutes 07 seconds East, a distance of 248.89 feet; THENCE South 88 degrees 22 minutes 53 seconds West, a distance of 117.12 feet; THENCE North 00 degrees 49 minutes 15 seconds East, a distance of 248.91 feet; THENCE North 88 degrees 22 minutes 53 seconds East, a distance of 113.65 feet to the TRUE POINT OF BEGINNING.

(APN: 143-09-473A)

PARCEL NO. 2:

That part of the Northeast quarter of the Northeast quarter of Section 25, Township 3 North, Range 1 East of the Gile and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

COMMENCING at the Northeast corner of Section 25, also being the intersection of Peoria Avenue and 67th Avenue;
THENCE South along the East line of said Section 25, a distance of 916.40 feet to a point;
THENCE South 88 degrees 25 minutes 24 seconds West, a distance of 33.01 feet to the TRUE POINT OF BEGINNING;
THENCE South along line parallel to and 33 feet West of the East line of said
Section 25, also being the monument line of 67th Avenue, a distance of 406.36 feet to a point on the South line of the Northeast quarter of the Northeast quarter of said Section 25;
THENCE South 88 degrees 25 minutes 24 seconds West along said South line, a distance of 726.58 feet to a point;
THENCE North 01 degrees 37 minutes 07 seconds West, a distance of 645.96 feet to a point;
THENCE North 46 degrees 37 minutes 07 seconds West, a distance of 84.85 feet to a point;
THENCE North 88 degrees 22 minutes 53 seconds East along said Southorly line, a distance of 206.81 feet to a point;
THENCE South 46 degrees 37 minutes 07 seconds East, a distance of 116.31 feet to a point;
THENCE South 01 degrees 37 minutes 07 seconds East, a distance of 217.74 feet to a point;
THENCE North 88 degrees 26 minutes 24 seconds East, a distance of 510.00 feet to the TRUE POINT OF BEGINNING.

                                                         Order No.: 76003106 - C

(APN: 143-09-001G)

PARCEL NO. 3:

Lots 6 and 9, PEORIA STATION, according to Book 296 of Maps, page 45; Affidavit of Correction recorded in instrument No. 87-222364, and Book 692 of Maps, page 43, records of Maricopa County, Arizona.

Exhibit B
Intentionally Omitted.

Exhibit C
Intentionally Omitted.

Exhibit D
Intentionally Omitted.

Exhibit E
Intentionally Omitted.

Exhibit F
Intentionally Omitted.

Exhibit G
Intentionally Omitted.

Exhibit H
Intentionally Omitted.

Exhibit I
Intentionally Omitted.

Exhibit J
Intentionally Omitted.

Exhibit K
Intentionally Omitted.

Exhibit L
Intentionally Omitted.

Exhibit M
Intentionally Omitted.

Exhibit N
Intentionally Omitted.